LEX

286 Lenox Avenue

New York, New York

[________2021]
Anticipated Initial Property Offering Date

$250
Expected Price Per Unit

REG A+
Planned Offering Type



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Important Disclosure Information

THIS PRESENTATION CONSTITUTES "TESTING THE WATERS" COMMUNICATION.

286 Lenox Partners LLC (the "Company") intends to sponsor an offering of securities of a commercial real estate asset pursuant to Regulation A of the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 255 promulgated under the Securities Act (17 C.F.R. 230.255):

The Company has prepared this presentation in order to gauge interest in the planned securities offering;

The Company is not under any obligation to make an offering under Regulation A;

No money or other consideration is being solicited by this presentation or by any other means, and if sent in response prior to the offering, will not be accepted;

Any indication of interest received by the company is non-binding, and involves no obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date of the offering statement on Form 1-A (the "Offering Statement") by the U.S. Securities and Exchange Commission ("SEC");

An IOI in this offering can be made at LEX-Markets.com or on the LEX Markets Mobile App; and

No solicitation or acceptance of money or other consideration, nor of any commitment, binding or otherwise, from any person is permitted until the Offering Statement has been qualified by the SEC.

Once the Offering Statement has been filed with the SEC, the Company will provide information for the public to obtain the most recent version of the Offering Statement and the preliminary offering circular contained therein. The information in the Offering Statement will be necessarily more complete than (and may be materially different in important ways from) the information that is being provided herein. You must read the complete Offering Statement filed with the SEC before investing.

The statements in this presentation represent the beliefs and opinions of the management of the Company as of the date hereof, and should not be relied upon as statements of fact and may constitute forward-looking statements that are not historical facts. These forward-looking statements include statements, express or implied, regarding the current expectations, opinions, and beliefs of the Company, and to the greatest extent possible the assumptions on which those statements are based. Words such as "believes," "estimates," "expects," "endeavors," "anticipates," "intends," "plans," "targets," "should," and "objective" and variations of such words and similar words also identify forward-looking statements. Such statements are forward-looking in nature and involve a number of known and unknown risks, including, without limitation, those risks described below, uncertainties, and other factors, including to the greatest extent possible those described in this presentation. Any forward-looking statement, including any target return, contained in this presentation is not a guaranty, assurance, prediction, or representation by the Company as to future matters, and nothing contained herein should be relied upon as a guaranty, assurance, prediction, or representation as to future matters. Past performance may not be indicative of future results.

This document shall not constitute an offer to sell or the solicitation of an offer to buy an interest in the Company or other offering, which may only be made at the time a qualified offeree receives the offering circular contained within the Offering Statement (the "Offering Circular"), and the subscription agreement pursuant to which a potential investor may participate in the offering by subscribing for units of the Company (Units). All information contained herein is qualified in its entirety by the detailed information that will appear in the Offering Circular, subscription agreement, and the related offering information.

An investment in commercial real estate is subject to the risks inherent in the ownership and operation of real estate and real estate-related businesses and assets including, without limitation, (i) burdens of ownership of real property; (ii) general and local economic conditions; (iii) changes in supply of and demand for competing properties in an area (as a result, for instance, of overbuilding); (iv) the resources of tenants; (v) changes in building, environmental, and other laws; (vi) energy and supply shortages; (vii) various uninsured or uninsurable risks, natural disasters, changes in government regulations (such as rent control); (viii) changes in real property tax rates; (ix) changes in interest rates; (x) the reduced availability of mortgage funds which may render the sale or refinancing of properties difficult or impracticable; (xi) environmental liabilities; (xii) contingent liabilities on disposition of assets; (xiii) terrorist attacks, war, and other factors; (xiv) lack of diversification; (xv) leverage; (xvi) no assurance of investment return; (xvii) illiquid and long-term investment; (xviii) material, non-public information; (xix) no market for interests in the investment vehicle; (xx) transfer restrictions; (xxi) investments longer than term; (xxii) inherent uncertainty in projections; (xxiii) risks upon dispositions of the investment; (xxiv) indemnification; (xxv) conflicts of interest; and (xxvi) other activities of management. No risk control can mitigate against every risk. Prior to investing, you must read and review all risk factors set forth in the Offering Circular once filed with the SEC.

All figures that may appear in this presentation are estimates as of August 2021.

The material in this presentation has been prepared on the basis of information obtained from the Company and other sources, some of which may be public, as of the specified date. This information is given in summary form and does not purport to be complete. Information in this presentation, including forecast financial information, should not be considered as advice or a recommendation to investors or potential investors in relation to holding, purchasing, or selling securities, or other financial products or instruments and does not take into account your particular investment objectives, financial situation, or needs. All securities and financial product or instrument transactions involve risks, which include (among others) the risk of adverse or unanticipated market, financial, or political developments and, in international transactions, currency risk.

This presentation has been prepared by LEX Markets LLC, Member: FINRA/SIPC, 25 West 39th Street, 8th Floor, New York, NY 10018, which has been engaged by the Company as placement agent for the planned offering of securities of the Company.

Investment Overview

Upper Manhattan, Central Harlem, New York City

286 Lenox Avenue

- **Recently constructed** four story mixed-use building with 18,759 square feet of leasable space; three floors of office space over ground floor retail space
- The offering represents an opportunity to invest **alongside the owner**, Regal Capital Acquisitions LLC **without promote / performance fees or loads**
- Regal Capital Acquisitions is an experienced owner / operator of commercial real estate in New York City
- **Well-located** in Upper Manhattan across the street from Whole Foods and 125th Street Station serving the 2 and 3 subway lines, a quick walk from Marcus Garvey Park and Central Park, and near the intersection of 125th Street and Lenox Avenue
- **100% leased by three tenants**; the ground floor is occupied by Wells Fargo Bank; the upper floors are leased to two established non-profit organizations
- The property is subject to **property tax abatements** under New York City's Industrial and Commercial Abatement Program (ICAP), applicable for 25 years for 93.3% of the building and 15 years for the remaining 6.7% of the building, with inflation protection


WELLS FARGO




286 Lenox Avenue
New York, NY


286 Lenox Avenue
New York, NY

Investment Overview

286 Lenox Avenue – Upper Manhattan, Central Harlem, New York City


WELLS FARGO





Access

- LEX-exclusive opportunity to invest directly into an income-generating* building**
- Access to a recently constructed building that is fully-leased with long-term leases, including the ground floor lease to one of the largest banks in the US

Alignment

- Investors will be pro-rata, pari passu common equity holders with the building's sponsor, entitling unitholders to the same distributions as the existing owner*

Liquidity

- Units are offered under Regulation A, which upon qualification are exempt securities without any holding period requirements under US securities laws
- Unitholders can trade on the LEX Alternative Trading System (ATS)***

*Distribution amounts and timing are not guaranteed. Upon filing, the details of the distribution policy will be made available to investors through the Offering Circular
**A full discussion of risks, including those regarding the ability to generate income, will be made available to investors through the Offering Circular
***Liquidity on the LEX ATS is not guaranteed

Fully-Occupied with Long Term Leases

Leased by a top global bank, and two well-known non-profit organizations

Leases

Tenant	Floors	Area	Expiration	Monthly Rent*	Rent Steps	Term	Extension Terms	Other Terms
WELLS FARGO	BAS, FL1	5,200 SF	Sept. 2029	$46,958	12.5% in year 5	10 Years	Four 5-year extensions, 180 days notice, FMV**	N/A
CHILD MIND INSTITUTE	FL2	4,489 SF	Dec. 2029	$17,934	2% per year, 9.86% in year 5, followed by 2% per year	10 Years	One 5-year extension, 180 days notice, FMV**	Lease-break option after month 72, election in month 60
VNSNY	FL3, FL4	9,070 SF	July 2029	$36,235	2% per year, 9.86% in year 5, followed by 2% per year	10 Years	One 5-year extension, 180 days notice, FMV**	Right of first offer on FL2

Tenant Background

Wells Fargo Bank, N.A.

Wells Fargo Bank, N.A. the primary subsidiary of Wells Fargo & Company, is a financial services company that provides a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance throughout the U.S., District of Columbia, and internationally. Per Wells Fargo's most recent Form 10-K, the company had assets of $1.8 trillion.

Child Mind Institute

Child Mind Institute (CMI) was founded in New York in 2009 as an independent, not-for-profit organization dedicated to transforming the lives of children and families struggling with mental health and learning disorders. CMI works to advance the science of the developing brain and empowers parents, professionals and policymakers to support children in need. The property is one of CMI's three locations in New York.

Visiting Nurse Service of New York

Visiting Nurse Service of New York was founded in 1893 and is the largest not-for-profit home- and community-based health care organization in the United States, serving the five boroughs of New York City, and Nassau, Suffolk, and Westchester Counties. Visiting Nurse Service focuses on promoting the health and well-being of patients and families by providing expert, cost-effective care in their homes and communities. Visiting Nurse Services has approximately 13,000 employees, and in 2020 served over 106,000 patients and over one million clinical visits.

* In addition to monthly base rent, tenants are responsible for direct electricity costs, certain maintenance costs, and increases in property taxes over its initial tax assessment
**Lease extension pricing will be set at the greater of a fixed floor rent unique to each lease and Fair Market Value (FMV) for that lease at the time of the extension

Historical Financials

Summary of historical operating performance

	For the Period of March 13, 2020 Through December 31, 2020
Revenues	
Rental income:	$ 1,066,242
Tenant reimbursement income:	13,784
Total revenues:	1,080,026
Expenses	
Ground lease:	1,011,268
Depreciation and amortization:	306,188
Interest expense:	240,994
Loss on debt extinguishment:	144,786
Unrealized loss on interest rate swap:	69,803
Property taxes:	36,143
General and administrative:	34,520
Management fees:	29,513
Insurance:	21,725
Repairs and maintenance:	13,642
Utilities:	1,955
Total expenses:	1,910,537
Net loss:	(830,511)
Adjustments to reconcile net loss to net cash provided by operating activities	
Depreciation and amortization:	306,188
Amortization of acquired unfavorable ground lease:	(2,372)
Amortization of loan financing fees:	26,970
Loss on debt extinguishment:	144,786
Unrealized loss on interest rate swap:	69,803
Deferred rent receivable:	(100,070)
Deferred ground lease payable:	677,188
Change in operating assets and liabilities	
Accounts receivable:	(13,784)
Prepaid expenses:	(123,854)
Accounts payable, accrued expenses and other liabilities:	113,777
Security deposits payable:	425,209
Net cash provided by operating activities:	693,330

Key Financial Considerations

Details of the property's debt, ground lease, and real estate tax benefits

Mortgage

Lender	TD Bank N.A.
Original Principal Amount	$7.0 million
Issue Date	December 31, 2020
Maturity Date	January 10, 2026
Original Interest Rate	LIBOR + 1.80%
Fixed Rate	2.341% (per the interest rate swap agreement)
Amortization	25-year schedule, payable monthly

Ground Lease

Lease Term	99 years (94 years remaining)
Lease Expiration	July 30, 2115
Current Annual Rent	$480,000 per year
Rent Steps	$528,000 per year starting in August 2026, 10% increase for each subsequent five-year period starting August 2031*

Overview of ICAP Tax Benefits

In February 2021, the New York City Department of Finance approved the property's eligibility for property tax abatement under the Industrial and Commercial Abatement Program ("ICAP"). The abatement is applicable for 25 years for 93.3% of the building and 15 years for 6.67% of the building, with inflation protection.

*Upon filing, please refer to the Offering Circular for a complete breakdown of the ground lease and the contractual rent obligations

Wells Fargo Retail Branch

Ground Floor and Lower Level

WELLS FARGO


WELLS FARGO






WELLS FARGO

Visiting Nurse Service

Upper Floors – Office Space

VISITING NURSE SERVICE
VNSNY
OF NEW YORK









Located in the Heart of Central Harlem

125th Street at Lenox Avenue is a prominent retail corridor


W 126th St
W 128th St
Adam Clayton P
W 127th St
W 130th St
W 131st
W 129th St
Malcolm X Blvd
W 128th St
Frederick Douglass Blvd
W 124th St
Dr Martin Luther King Jr Blvd
W 127th St
W 123rd St
H&M
STAPLES
STUDIO MUSEUM HARLEM
VICTORIA'S SECRET
Marshalls
W 122nd St
Adam Clayton Powell Jr Blvd
W 124th St
AE
MTA
Raymour & Flanigan
WHOLE FOODS MARKET
CITYMD
W 126th St
W 123rd St
W 122nd St
HARLEM SHAKE
Malcolm X
Dr Martin Luther King Jr Blvd
E 126th St
5th Ave
W 121st St
286 Lenox Avenue

LEX

New Developments in Harlem

The immediate neighborhood surrounding the property is a hotbed of activity



Urban League Empowerment Center
Broke Ground March 2021

- One block from 286 Lenox Avenue
- 414,000 square foot, mixed-use tower planned
- $242 million mixed-use development
- To be the headquarters of the National Urban League
- Future home of the Urban Civil Rights Experience Museum
- 105,000 square feet of retail to be anchored by Target, Trader Joe's
- 170 units of affordable housing
- 73,000 square feet of office space


RAYMOUR & FLANIGAN
DELIVERY 7 DAYS A WEEK
WHOLE FOODS MARKET

100 West 125th Street
Delivered July 2017

- Whole Foods across the street from 286 Lenox Avenue
- 202,361 square feet, six-stories; $95 million invested
- Major tenants include Whole Foods, American Eagle, Raymour and Flanigan, Burlington Coat Factory, and TD Bank
- Adjacent to 125th Street Station serving the 2 and 3 subway lines; it is a key stop on the Metro-North line
- Access to Numbers 4 5 6 subway lines located 0.5 miles west of 125th Street Station
- ~357,600 pedestrian foot traffic in May 2021 for the southeast corridor of Malcolm X Boulevard and 125th Street*

*Source: 125th Street Business Improvement District Monthly Footfall Report, May 2021

New Developments in Harlem

The immediate neighborhood surrounding the property is a hotbed of activity



New Construction
56 W 125th Street
40 Unit Multi-Family



New Construction
114 W 125th Street |
Office / Retail Mixed Use



Planned
450 W 126th Street
Taystee Lab Building



Planned
40 W 137th Street
NYC DoH Lab Building

Local Area

Nearby Landmarks and Local Life



Harlem Shake
Local Diner


RED ROOSTER
RED ROOSTER

Red Rooster
By Acclaimed Chef Marcus Samuelsson


SYLVIAS

Sylvia's
'Queen of Soul Food', Est. 1962



Ephesus Seventh-day Adventist Church
Victorian Gothic Revival, Built 1887


APOLLO
BANANA REPUBLIC
APOLLO
BLACK AND PROUD
BLACK AND PROUD

Apollo Theatre
Famed Theatre for Performance Art



Adam Clayton Powell Jr. Office Building
Tallest Building in Harlem

Regal: Sponsor Overview and Management Team

Regal Capital Acquisitions LLC (RCA) is a real estate investment firm with a track record of buying, managing and selling commercial real estate assets in New York City. The firm was formed in 2019 to help manage part of the legacy portfolio of the family office of Elyahu Cohen and has since grown into a fully integrated, independent firm. RCA's portfolio currently consists of five properties located in the states of New York, Florida, and Pennsylvania, with an aggregate estimated value of approximately $80 million. RCA invests primarily with a focus in retail, office, hospitality, and industrial properties and manages its assets with the goal of producing consistent cash flow through the period of ownership.



ALEXANDER SMITH
Managing Partner

Mr. Smith joined the family office in 2016 and co-founded RCA in 2019 where he is now a Managing Partner. He is responsible for strategically scaling the firm's portfolio as well as investment activities, including sourcing, structuring and executing transactions. Mr. Smith began his real estate career by co-founding New Columbia Capital which focuses on multi-family acquisitions in eastern Pennsylvania. Mr. Smith went on to participate in a number of real estate transactions in the New York City market. Mr. Smith received his B.A. in Political Science and Government from George Washington University.



JOEY COHEN
Managing Partner

Mr. Cohen began his career in 2016 with the family office and co-founded RCA in 2019 where he is now a Managing Partner. He acts as the representative of the interests of the family office of Elyahu Cohen. Mr. Cohen is responsible for both property and asset management as well as capital raising.



SEAN DAINESE
Director

Mr. Dainese joined RCA in 2020 as Director of Acquisitions & Investor Relations. He is responsible for deal negotiations, underwriting and establishing relationships with capital partners. Previously, Mr. Dainese was an investment sales broker with Lee & Associates NYC. Before transitioning to real estate, Mr. Dainese led an eight-member team at Accenture based out of Washington, DC within the Client Financial Management sector. Mr. Dainese began his real estate career by co-founding New Columbia Capital which focuses on multi-family investments in eastern Pennsylvania. Mr. Dainese received his B.S. in Finance from Penn State University.

About LEX Markets

Our securities marketplace addresses owner and investor needs



Owners Want More Recap Options

- Minority stakes in single assets typically sell for discounts due to illiquidity
- Existing options to recapitalize assets are generally not attractive

Investors Want More Access

- High-quality commercial real estate has traditionally been inaccessible to non-accredited investors
- Existing investment opportunities frequently include long holding periods with no liquidity
- There is no centralized market to invest in single assets

The LEX Investor Value Proposition

Invest in a building, earn potential income, trade shares without lockup or restriction

LEX enables investors to:

- Access investments in individual commercial real estate assets
- Purchase a single unit for $250 at the initial offering
- Earn income quarterly* as the tenants pay rent
- Trade shares in the public secondary market**
- Benefit from the direct ownership of real estate
- Use the LEX app or your existing brokerage account, even as a non-accredited investor
- Advisors can invest client funds via their primary custodian



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AVG COST
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EQUITY GAIN
$23.91
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*Returns not guaranteed
**Liquidity is not guaranteed